Exhibit 99.1

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES FINAL RESULTS AND EXPIRATION OF CASH TENDER OFFERS

Houston, Texas – October 10, 2017...Southwestern Energy Company (NYSE: SWN) (the “Company”) today announced final results and expiration of the previously announced cash tender offers (the “Tender Offers”) to purchase (i) any and all of the Company’s 4.05% senior notes due 2020 (the “2020 Notes”) and (ii) up to an amount of the Company’s 4.10% senior notes due 2022 (the “2022 Notes”) and 4.95% senior notes due 2025 (the “2025 Notes”) equal to $800 million (subject to increase by the Company, the “Threshold Amount”) less the aggregate purchase price paid for the 2020 Notes accepted for purchase, excluding accrued interest (as it may be increased by the Company, the “Maximum Aggregate Purchase Price”). Because the Maximum Aggregate Purchase Price exceeds the Threshold Amount, no 2022 Notes or 2025 Notes will be accepted for purchase in the Tender Offers.

The Company previously accepted for purchase the $757.6 million aggregate principal amount of its 2020 Notes that were validly tendered as of 5:00 p.m., New York City time, on September 25, 2017 (that date and time, the “Early Settlement Date”). According to information received from D.F. King & Co., Inc. (“D.F. King”), the Tender Agent and Information Agent for the Tender Offers, in accordance with the terms of the Tender Offers, an additional $0.8 million aggregate principal amount of the 2020 Notes (the “Final Tender Amount”) were validly tendered after the Early Settlement Date but at or prior to 12:00 midnight, New York City time, on October 6, 2017 (that date and time, the “Expiration Date”). On the “Final Settlement Date,” which is currently expected to occur on the date hereof, the Company intends to purchase all of the Final Tender Amount.

J.P. Morgan Securities LLC (“J.P. Morgan”) is the Lead Dealer Manager in the Tender Offers and Consent Solicitation. D.F. King has been retained to serve as the Tender Agent and Information Agent for the Tender Offers and Consent Solicitation. Persons with questions regarding the Tender Offers and Consent Solicitation should contact J.P. Morgan at (toll free) (866) 834-4666 or (collect) (212) 834-8553. Requests for the Offer to Purchase should be directed to D.F. King at (toll free) (866) 406-2283 or by email to swn@dfking.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers were made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contact:

Randall Barron

Vice President & Treasurer

(832) 796-4851

randall_barron@swn.com

Jennifer Stewart

Senior Vice President and Chief Financial Officer - Interim

(832) 796-7770

jennifer_stewart@swn.com

Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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